[Exhibit 8.1]

[Hunton & Williams LLP Letterhead]

February 24, 2005

FBR Securitization, Inc.
1001 Nineteenth Street North
Arlington, VA 22209

Ladies and Gentlemen:

     We have acted as counsel to FBR Securitization, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of asset-backed pass-through certificates (the “Certificates”) or asset-backed notes (“Notes”), issuable in one or more series by separate trusts (each, a “Trust”) to be established by the Company. Certificates will be issued pursuant to the form of pooling and servicing agreement, among the Company as depositor, a seller, a servicer, the trustee and a master servicer, each to be named therein (the “Pooling and Servicing Agreement”). The Notes will be issued pursuant to the form of indenture, between a Trust, a master servicer and an indenture trustee, each to be named therein (the “Indenture”).

     We have reviewed the originals or copies of (i) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto; (ii) the form of owner trust agreement, between the Company, a trust administrator and an owner trustee, each to be named therein (the “Owner Trust Agreement”); (iii) the Transfer and Servicing Agreement; (iv) the Indenture, including the forms of Notes annexed thereto,; (v) the Registration Statement, the prospectus and the related prospectus supplement included therein; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no

FBR Secutization, Inc.
February 24, 2005

assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

     No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates or the Notes under the laws of any state.

Very truly yours,

/s/ Hunton & Williams LLP